Exhibit 10.1(d)

640 Sentry Parkway • Suite 301 • Blue Bell, PA 19422 Tel 610-941-2690 • Fax 610-941-2695 • www.cap-sol.com

SECOND AMENDMENT TO AMENDED
AND RESTATED OFFICE LEASE

          THIS SECOND AMENDMENT (“Second Amendment”) is entered into this day of January 11, 2005, by and between 212 C ASSOCIATES, L.P. (“Landlord”) and ICON CLINICAL RESEARCH, INC. (“Tenant”).

RECITALS

          A.          Landlord and Tenant entered into an Amended and Restated Office Lease, dated January 1, 2001, as amended by Amendment to Amended and Restated Lease Agreement, dated May 17, 2002 (the “Lease”), pursuant to which Landlord leased to Tenant approximately ninety-three thousand seven hundred and ninety-five (93,795) rentable square feet of space (the “Premises”) within the office building known as 212 Church Road, North Wales, Pennsylvania (the “Building”).

          B.          Landlord and Tenant now desire to amend the Lease to (i) extend the term of the Lease, and (ii) provide for the rental amount for such extended term, all upon the terms and conditions as hereinafter set forth. Unless otherwise specifically defined herein, capitalized terms used in this Second Amendment shall have the meanings ascribed to them in the Lease.

          NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:

          1.          Incorporation of Recitals. The Recitals set forth above are hereby incorporated into this Second Amendment as if fully set forth herein.

          2.          Options to Extend Lease Term. Each of Landlord and Tenant is hereby granted an option (in the case of Landlord, the “Landlord Option”; and in the case of Tenant, the “Tenant Option”) to extend the Term of the Lease, to be exercised as hereinafter provided. Landlord may exercise the Landlord Option upon notice to Tenant given as provided in the Lease, on a date that is not later than seven (7) months after the date of this Second Amendment (the “Landlord Option Exercise Period”), and the simultaneous payment to Tenant of the payment required pursuant to Landlord’s letter to Tenant of even date herewith. If Landlord does not timely exercise the Landlord Option as aforesaid, Tenant shall have a sixty (60) day period after the Landlord Option Exercise Period to exercise the Tenant Option, which shall be exercisable by notice to Landlord given in accordance with the Lease. The date upon which either Landlord exercises the Landlord Option or Tenant exercises the Tenant Option is called the “Exercise Date.” Upon the proper exercise of either the Landlord Option or the Tenant Option, the following terms and conditions shall be applicable:

          (a)          Lease Term. The Term of the Lease shall be extended so that the Term will end on the date (the “Expiration Date”) which is (i) the day immediately preceding the tenth (10th) anniversary of the Exercise Date, if the Exercise Date is the first day of a calendar month, or (ii) the last day of the calendar month in which the tenth (10th) anniversary of the Exercise Date occurs, if the Exercise Date is any day other than the first day of a calendar month.

          (b)          Fixed Basic Rent. The Fixed Basic Rent payable by the Tenant for the Term, as so extended, shall be, during the periods indicated, the amounts specified in the following schedule (with monthly installments being payable on the first day of each month, without notice, in accordance with the terms of the Lease):

Lease Year	Fixed Basic Rent	Monthly Installment	Fixed Rent/R.S.F.
Exercise Date - January 31, 2005*	$1,946,246.25	$162,187.19	$20.75
February 1, 2005- January 31, 2006	$1,993,144.00	$166,095.31	$21.25
February 1, 2006- January 31, 2007	$2,040,041.00	$170,003.44	$21.75
February 1, 2007- January 31, 2008	$2,063,490.00	$171,957.50	$22.00
February 1, 2008- January 31, 2009	$2,086,938.75	$173,911.56	$22.25
February 1, 2009- January 31, 2010	$2,133,836.25	$177,819.69	$22.75
February 1, 2010- January 31, 2011	$2,180,733.75	$181,727.81	$23.25
February 1, 2011- April 30, 2011**	$2,227,631.25	$185,635.94	$23.75
May 1, 2011- Expiration Date	$2,157,285.00	$179,773.75	$23.00
Renewal Term (if applicable)	$2,344,875.00	$195,406.25	$25.00

*	In the event that the Exercise Date occurs after January 31, 2005, this period will be inapplicable.

**	Partial Year

          (c)          Release of Security Deposit. Promptly after the Exercise Date, Landlord shall release to Tenant Tenant’s entire Security Deposit (i.e., approximately $178,000.00).

          (d)          Early Termination. Provided that Tenant is not at the time or as of the Early Termination Date in default, beyond any applicable period of grace specified in the Lease, in the performance of any of its obligations under the Lease, Tenant shall have the option, by notice to Landlord (the “Early Termination Notice”) to terminate the Term of the Lease (“Termination Option”) effective as of a date (the “Early Termination Date”) occurring at any time after the seventh (7th) anniversary of the Exercise Date, subject to and upon the following terms and conditions:

          (i)           The Early Termination Date shall be twelve (12) months after the Early Termination Notice, and Tenant shall continue to pay Fixed Basic Rent and Additional Rent through and including the Early Termination Date.

          (ii)          Tenant shall pay to Landlord a termination fee of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00) (the “Early Termination Fee”) as separate and independent consideration for its exercise of the Termination Option. The Early Termination Fee shall be paid by Tenant to Landlord via certified check or by wire transfer of immediately available funds to an account designated by Landlord as follows: (A) Three Hundred and Twelve Thousand Five Hundred Dollars ($312,500.00) shall be paid simultaneously with Tenant’s delivery of the Early Termination Notice; and (B) the remainder of the Early Termination Fee (i.e., $937,500.00) shall be payable with Tenant’s payments of Fixed Basic Rent in eleven (11) equal monthly installments of Eighty-Five Thousand Two Hundred and Twenty-Seven Dollars and 27/100 ($85,227.27), commencing with the first month after delivery of the Early Termination Notice. In the event that Tenant delivers the Early Termination Notice but Tenant fails to pay any portion of the Early Termination Fee by the dates prescribed hereby, then, at Landlord’s option, if Tenant does not correct such failure within five (5) days after notice from Landlord, given in accordance with the Lease, Landlord may declare the Early Termination Notice to be null and void and this Lease shall continue in full force and effect as if Tenant had not delivered the Early Termination Notice.

          (iii)          Tenant acknowledges that the Early Termination Fee is separate and independent consideration for Tenant’s exercise of the Termination Option and, therefore, shall not be credited against the Fixed Basic Rent and additional rent due through the Early Termination Date. The Fixed Basic Rent and all additional rent shall be apportioned as of the Early Termination Date.

          (iv)          Tenant shall surrender vacant possession of the Premises on or prior to the Early Termination Date. In the event Tenant exercises the Termination Option, this Lease shall terminate as of the Early Termination Date as if the Early Termination Date were the date originally stipulated for the expiration of the Term; provided, however, that nothing herein shall relieve Tenant of any obligations which accrue hereunder prior to the Early Termination Date.

          (e)       Renewal Option. In lieu of any renewal options set forth in the Lease, Tenant shall have the option to extend the Term for one (1) additional period of five (5) years (the “Renewal Option”), under and subject to the following terms and conditions:

          (i)          The renewal term (the “Renewal Term”) shall be for a five (5) year period commencing on the day immediately following the Expiration Date and expiring at midnight on the day immediately preceding the fifth (5th) anniversary of the Expiration Date.

(ii) Tenant must exercise the Renewal Option, if at all, by written notice to Landlord delivered at least three hundred sixty five (365) days prior to the Expiration Date.

          (iii)          As a condition to Tenant’s exercise of the Renewal Option, at the time Tenant delivers its notice of election to exercise the Renewal Option to Landlord, Tenant shall not be in default in the performance of any of its obligations hereunder beyond any applicable period of grace specified in the Lease.

          (iv)          The Renewal Term shall be on the same terms and conditions contained in the Lease, except that (A) the Fixed Basic Rent shall be as specified in Section 2(b) with respect to the Renewal Term, and (B) Tenant shall be entitled to an allowance of Five Hundred Thousand Dollars ($500,000.00) (the “Renewal Allowance”) which shall be applied solely against Tenant’s Costs (as hereinafter defined) for improvements to the Premises (the “Tenant Improvements”) and for no other purpose. “Tenant’s Costs” shall mean Tenant’s out-of-pocket contract or purchase price(s) for materials, components, labor and services for the Tenant Improvements. The Renewal Allowance shall be payable as the Tenant Improvements progress upon submission to Landlord of invoices from the contractors performing the work, together with copies of all invoices and other backup documentation reasonably requested by Landlord relative thereto. In the event that Tenant fails to utilize the entire Renewal Allowance, Tenant shall not be entitled to any refund or credit against the rent payable hereunder. In the event that Tenant’s Costs exceed the amount of the Renewal Allowance, Tenant shall be solely responsible for such excess costs. All requests for the Renewal Allowance shall be made within twelve (12) months after commencement of the Renewal Term. If Landlord shall fail to pay Tenant all or any portion of the Renewal Allowance as and when such amount shall be due, Landlord shall be responsible for paying Tenant interest on all amounts so unpaid at the rate of ten percent (10%) per annum until paid in full. Such unpaid amounts, with interest, may be offset by Tenant against its rental obligations under the Lease, as amended hereby, until the unpaid amount is so offset or paid by Landlord in full; provided, that in no event shall such offset reduce any monthly installment of the Fixed Basic Rent payable by Tenant by more than twenty percent (20%); provided further, that if there shall be insufficient months remaining in the Renewal Term for Tenant to be fully reimbursed by offset as aforesaid, then the twenty percent (20%) limitation hereinabove provided shall be increased to such percentage which is the minimum percentage which would enable Tenant to be fully reimbursed by offset against the remaining installments of Fixed Basic Rent payable by Tenant.

(v) Except for the specific Renewal Term set forth above, there shall be no further privilege of renewal.

          3.        Time of the Essence. All times specified in this Second Amendment are of the essence of the parties’ agreements herein contained.

          4.         Brokers. Each of Landlord and Tenant represents to the other that it has engaged no broker or finder in connection with this Second Amendment, and each shall indemnify, defend and hold the other harmless in the event its foregoing representation proves untrue.

          5.        Consents. Landlord represents and warrants to Tenant that Landlord has obtained all consents and approvals necessary for Landlord to enter into this Second Amendment, including (without limitation) any consent or approval required by the holder of any lien or security interest encumbering all or any part of the Building.

          6.        Affirmation of Guaranty. Icon plc (“Guarantor”) executed that certain Guaranty Agreement on May 17, 2002 (the “Guaranty”). The Guaranty provides that Guarantor guarantees and acts as surety for Tenant’s obligations under the Lease. In order to induce Landlord to execute this Second Amendment, Guarantor, by its execution hereof, hereby reaffirms its obligations under the Guaranty with respect to the Lease, as amended by this Second Amendment (including, without limitation, an extension of the Term as herein provided).

          7.        Entire Agreement/Ratification. This Second Amendment represents the entire understanding of the parties with respect to the subject matter hereof, and the Lease as hereby amended remains in full force and effect and may not be modified further except in a writing executed by the parties to be bound thereby. Unless expressly modified herein, the terms and conditions of the Lease shall continue in full force and effect, and the parties hereby confirm and ratify the same.